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                                 EXHIBIT 23(e)



                     CONSENT OF HOPPER SOLIDAY & CO., INC.



March __, 1998



Board of Directors
Juniata Valley Financial Corporation
Bridge and Main Streets
Mifflintown, Pennsylvania  17059

Dear Sirs:

     We hereby consent to the use in the Registration on Form S-4 of the draft of our opinion relating to the fairness to the shareholders of Juniata Valley Financial Corporation, from a financial point of view, of the terms of the merger between Juniata Valley Financial Corporation and the Lewistown Trust Company, and the references to Hopper Soliday & Co., Inc. in the Joint Proxy Statement/Prospectus constituting part of this Registration Statement.

HOPPER SOLIDAY & CO., INC.

By:
   ------------------------------
   Lancaster, PA
   Date: April     , 1998